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                                                                    EXHIBIT 99.1

For more information contact:


Rodney Sloss
Vice President, Finance
Lattice Semiconductor Corporation
(503) 268-8000



   LATTICE SEMICONDUCTOR TO REPORT $150 MILLION GAIN IN FIRST CALENDAR QUARTER



HILLSBORO, Ore., January 4, 2000 - Lattice Semiconductor Corporation (Nasdaq:
LSCC) today announced that it will recognize a $150 million pre-tax ($92 million after-tax) gain in its Statement of Operations for the first calendar quarter of 2000. The gain represents appreciation of foundry investments made in two Taiwanese companies, United Integrated Circuits Corporation ("UICC") and Utek Corporation ("Utek"'). Effective yesterday, UICC and Utek merged with United Microelectronics Corporation ("UMC"), a publicly traded Taiwanese company. As a result of this merger, Lattice now owns approximately 61 million shares of UMC common stock. Accounting rules require recognition of the gain, based on the difference between the cost of the foundry investments and the current quoted price of the UMC shares on the Taiwan Stock Exchange, as "Other Income" upon completion of the merger.

Due to regulatory restrictions, the majority of the Company's UMC shares may not be sold until July 2000. These regulatory restrictions will gradually expire between July 2000 and January 2004. As the regulatory restrictions expire and if the Company liquidates its UMC shares, it is likely that the amount of any future realized gain will be different than the accounting gain reported in the first calendar quarter.

"In order to secure process technology and foundry capacity, we have made regular investments in UICC and Utek since early 1996," stated Cyrus Y. Tsui, president and chief executive officer. "The accounting gain we report today is attributable to the management of UMC as well as our own sound investment decisions. Going forward, we do not expect this merger or the market valuation of our investment to change the fundamental business relationship between Lattice and UMC," Tsui concluded.

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws including statements about future financial gains, quarterly financial results, foundry capacity, process technology, foundry partner business relationships, revenues, customers, product offerings and our ability to compete. Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including Taiwanese and

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US economic and stock market conditions, overall semiconductor market conditions, market acceptance and demand for our new products, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks.

Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISP(TM) programmable logic devices (PLDs). Lattice introduced ISP devices to the industry in 1992. Lattice acquired Vantis, the Corporation that invented the PLD, in June 1999. With double the engineering and sales resources, the combined Company will focus on developing and delivering innovative programmable products to a complementary customer base.

Lattice/Vantis products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 U.S.A.; Telephone 503-268-8000; FAX 503-268-8037. For more information on access the Company's Web site at: www.latticesemi.com.



NOTE: Vantis is a registered trademark of Lattice Semiconductor Corporation. ISP and in-system programmable are trademarks of Lattice Semiconductor Corporation.


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